Exhibit 5.2

August 21, 2025

Ardent Health, Inc.

340 Seven Springs Way, Suite 100

Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Ardent Health, Inc., a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (A) 120,453,642 shares (the “Selling Stockholder Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that may be offered and sold from time to time by the selling stockholders named in the Registration Statement, and (B) up to an aggregate offering price of $500 million of (i) shares of Common Stock, (ii) shares of the Company’s preferred stock, par value $0.01 per share, and/or (iii) debt securities of the Company that may be offered and sold from time to time by the Company.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Registration Statement, the exhibits thereto, the certificate of incorporation of the Company, as amended to the date hereof, the bylaws of the Company, as amended to the date hereof, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance by the Company of the Selling Stockholder Shares. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, I am of the opinion that the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

Ardent Health, Inc.

August 21, 2025

I am admitted to practice only in the States of Tennessee and Georgia. This opinion letter is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stephen C. Petrovich
Stephen C. Petrovich Executive Vice President and General Counsel